FORM 3
      U.S. SECURITIES AND EXCHANGE COMMISSION       _____________________
              WASHINGTON, D.C.  20549              |    OMB APPROVAL     |
               INITIAL STATEMENT OF                |_____________________|
        BENEFICIAL OWNERSHIP OF SECURITIES         |OMB NUMBER: 3235-0104|
                                                   |EXPIRES:             |
                                                   | SEPTEMBER 30, 1998  |
    Filed pursuant to Section 16(a) of the         |ESTIMATED AVERAGE    |
      Securities Exchange Act of 1934,             |BURDEN HOURS         |
     Section 17(a) of the Public Utility           |PER RESPONSE 0.5     |
       Holding Company Act of 1935                 |_____________________|
    or Section 30(f) of the Investment
           Company Act of 1940
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   1. Name and Address of Reporting Person

      Charlety                      Paul
      (Last)                      (First)                    (Middle)

       c/o Autoliv AB              World Trade Center, Klarabergsviadukten 70
                                                 (Street)

       S-107 24 Stockholm            Sweden
            (City)                      (State)                      (Zip)
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   2. Date of Event Requiring Statement (Month/Day/Year)

      April 25, 1997
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   3. IRS OR SOCIAL SECURITY NUMBER OF REPORTING PERSON (VOLUNTARY)

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   4. Issuer Name and Ticker or Trading Symbol

       Autoliv, Inc.      Trading Symbol - ALV
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   5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER (CHECK ALL APPLICABLE)
      (X ) DIRECTOR
      (  ) 10% OWNER
      (X ) OFFICER (GIVE TITLE BELOW)
      (  ) OTHER (SPECIFY TITLE BELOW)
      Treasurer
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   6. IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)

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   7. INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LINE)
       X  FORM FILED BY ONE REPORTING PERSON
      ---
          FORM FILED BY MORE THAN ONE REPORTING PERSON
      ---

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   TABLE I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

   1. TITLE OF         2. AMOUNT OF       3.  OWNERSHIP      4.  NATURE OF
      SECURITY            SECURITIES          FORM: DIRECT       INDIRECT
      (INSTR. 4)          BENEFICALLY         (D)OR INDIRECT     BENEFICIAL
                          OWNED(INSTR. 4)     (I) (INSTR.5)      OWNERSHIP
                                                                 (INSTR. 5)

   Common Stock, par      0
   value $.01 per
   share



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   TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED
     (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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   1. Title of Derivative Security (Instr. 4)

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   2. Date Exercisable and Expiration Date (Month/Day/Year)
      ________________________                  _________________________
          Date Exercisable                          Expiration Date
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   3. Title and Amount of Securities Underlying Derivative Security (Instr. 4)
      ________________________________        _______________________________
               Title                             Amount of Number of Shares
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   4. Conversion or Exercise Price of Derivative Security

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   5. Ownership Form of Derivative Security: Direct(D) or Indirect(I)(Instr. 5)

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   6. Nature of Indirect Beneficial Ownership (Instr. 5)


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 EXPLANATION OF RESPONSES:

 Paul Charlety became Director and Treasurer of Autoliv, Inc., a Delaware corporation ("Autoliv"), on November 25, 1996. Autoliv filed a
 Registration Statement on Form 8-A on April 25, 1997 which was declared effective on such date.


     /s/ Paul Charlety                               April 25, 1997
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 **  SIGNATURE OF REPORTING PERSON                       DATE

   _____________________________

 ** INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACTS CONSTITUTE FEDERAL CRIMINAL VIOLATIONS.
     SEE 18 U.S.C. 1001 AND 15 U.S.C. 78ff(a).

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